CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.8
(b), 200.83 AND 230.406 * INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED
SEPARATELY WITH THE COMMISSION

                                  EXHIBIT 10.28

                     PATENT AND TECHNOLOGY LICENSE AGREEMENT



         THIS AGREEMENT is made by and between DR. JOHN ENG ("LICENSOR"), whose address is 5427 Arlington Avenue, Bronx, New York 10471, and AMYLIN PHARMACEUTICALS, INC., ("LICENSEE"), a Delaware corporation having a principal place of business located at 9373 Towne Centre Drive, San Diego, California 92121.

BACKGROUND

         WHEREAS, LICENSOR is the sole and exclusive owner of certain inventions included within PATENT RIGHTS and TECHNOLOGY RIGHTS, which were made at the VA Medical Center, Bronx, New York, a component institution of the U.S. Department of Veterans Affairs;

         WHEREAS, LICENSOR desires to have such inventions, and such other inventions as may be included within PATENT RIGHTS and TECHNOLOGY RIGHTS, developed and used for the benefit of LICENSEE; and

         WHEREAS, LICENSEE wishes to obtain from LICENSOR exclusive, perpetual rights to all of the PATENT RIGHTS and TECHNOLOGY RIGHTS, and LICENSOR has the power and authority to make such a grant to LICENSEE.

         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

I.

EFFECTIVE DATE

         1.1 This Agreement shall be effective as of October 1, 1996.

II.

DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated:

         2.1 PATENT RIGHTS means U.S. Patent No. 5,424,286, and all related applications or patents, including but not limited to all reissues, reexaminations, and all foreign counterparts of any of the foregoing, as well as all patents issued or issuing on patent applications filed for subject matter included within TECHNOLOGY RIGHTS. A list of patent applications and patents other than U.S. Patent No. 5,424,286 that are included within PATENT RIGHTS shall be appended to this Agreement by amendment thereto upon the filing or issuance, respectively, of any such applications or patents. Thereafter, such list will be modified from time to time during the term of this Agreement to reflect any further additions to PATENT RIGHTS. Failure to so append or modify such list shall not affect any of LICENSEE'S rights under this Agreement.

         2.2 TECHNOLOGY RIGHTS means (a) LICENSOR'S rights in all information or discoveries useful in the development, manufacture, use or sale of any of the subject matter included within PATENT RIGHTS, (b) LICENSOR'S rights in inventions not within PATENT RIGHTS that have been conceived or actually or constructively reduced to practice that relate to exendins or exendin analogs or agonists or their development, manufacture, use or sale, and (c) LICENSOR'S rights in inventions that are hereafter conceived or actually or constructively reduced to practice at any time during the term of this Agreement and for a period of one year thereafter, whether conceived or reduced to practice in connection with the CONSULTING ARRANGEMENT, whether domestic or foreign, that relate to exendins or exendin analogs or agonists or their development, manufacture, use or sale. As used herein, "exendins or exendin analogs or agonists" is meant to be defined broadly, and includes but is not limited to all improvements of any of the subject matter included within PATENT RIGHTS, new or different species of exendin, exendins altered by truncation, elongation, deletion, chimerization with other molecules or portions thereof, or substitution of one or more amino acids, and small molecule exendin agonists. TECHNOLOGY RIGHTS do not include any subject matter that has been or is discovered or invented by LICENSEE.

         2.3 LICENSED TERRITORY means the world.

         2.4 LICENSED PRODUCT shall mean any product or products SOLD by LICENSEE, any product or products used in or the product portion of services rendered by LICENSEE, or process licensed by LICENSEE, that is covered by one or more subsisting and unexpired claims of a patent included within PATENT RIGHTS.

         2.5 SALE or SOLD shall mean the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or an AFFILIATE, or LICENSOR.

         2.6 AFFILIATE shall mean any business entity more than 50% owned by LICENSEE, any business entity which owns more than 50% of LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

         2.7 NET SALES shall mean the gross revenues received by LICENSEE from the SALE of LICENSED PRODUCTS less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, insurance, agents' commissions, and amounts allowed or credited due to returns, rebates, discounts and the like (not to exceed the original billing or invoice amount).

         2.8 CONSULTING ARRANGEMENT shall mean the consulting relationship between LICENSOR and LICENSEE established pursuant to that certain Consulting Agreement between the parties of even date herewith, and which is attached hereto as Exhibit A.

III.

LICENSOR'S OBLIGATION TO DISCLOSE INFORMATION, DISCOVERIES AND INVENTIONS WITHIN TECHNOLOGY RIGHTS

         3.1 LICENSOR shall within thirty (30) days of the effective date of this Agreement fully disclose and make available to LICENSEE all TECHNOLOGY RIGHTS and all other information and discoveries useful in the development, manufacture, use or sale of any of the subject matter included within PATENT RIGHTS, and all inventions not within PATENT RIGHTS that have been conceived or actually or constructively reduced to practice that relate to exendins or exendin analogs or agonists or their development, manufacture, use or sale, as set forth in Section 2.2. Thereafter, throughout the term of this Agreement and for a period of one year thereafter, LICENSOR shall promptly and fully disclose and make available to AMYLIN all TECHNOLOGY RIGHTS and all other such information and discoveries, and all other such inventions that are conceived or reduced to practice. As a part of such disclosures to be made by LICENSOR to LICENSEE within thirty days of the effective date, and from time to time thereafter as provided herein, LICENSOR shall transfer to LICENSEE copies of all documents which describe or relate to subject matter required to be disclosed hereunder, including but not limited to experimental data, experimental procedures, journal entries, laboratory notebook pages, research reports, plans, drawings, designs, specifications, formulae, draft manuscripts, and invention disclosures.


IV.

WARRANTY; SUPERIOR RIGHTS

         4.1 Except for the rights of the Government of the United States of America as set forth hereinbelow in Section 4.2, LICENSOR represents and warrants that he is the sole and exclusive owner of the entire right, title, and interest in and to U.S. Patent No. 5,424,286, and that he has the sole right to grant licenses thereunder, and that he has not granted, and will not grant, licenses thereunder to any other entity that would restrict rights granted to LICENSEE except as stated herein. LICENSOR represents and warrants that he will use his best efforts to obtain sole and exclusive ownership of all other inventions included within PATENT RIGHTS and TECHNOLOGY RIGHTS, and that he has not granted, and will not grant, licenses thereunder to any other entity that would restrict rights granted to LICENSEE except as required by the Government of the United States of America.

         4.2 LICENSEE understands that the subject matter described and claimed in U.S. Patent No. 5,424,286 was developed under an employment and funding agreement with the VA Medical Center, Bronx, New York, and that the Government of the United States of America has retained a nonexclusive, irrevocable, royalty-free license with power to grant licenses for all governmental purposes and certain other rights relative thereto. This Agreement is explicitly made subject to the Government's rights under such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such Government agreement, applicable law or regulation shall prevail.

V.

LICENSE

         5.1 LICENSOR hereby grants to LICENSEE an exclusive license under PATENT RIGHTS and TECHNOLOGY RIGHTS to manufacture, have manufactured, import, use, sell and offer to sell LICENSED PRODUCTS within LICENSED TERRITORY for any and all uses in any and all fields.

         5.2 LICENSEE shall have the exclusive right to grant sublicenses consistent with this Agreement. Upon termination of this Agreement, no existing sublicenses granted by LICENSEE shall be affected by such termination, and shall remain in effect according to their terms.

         5.3 All inventions related to the subject matter of this Agreement that are made solely by employees or agents (other than LICENSOR) of LICENSEE shall be the sole and exclusive property of LICENSEE.

VI.

PAYMENTS AND REPORTS

         6.1 In consideration of rights granted by LICENSOR to LICENSEE under this Agreement, LICENSEE agrees to pay LICENSOR the following:

             (a) A nonrefundable fee of (*) upon execution of this Agreement;

             (b) Milestone payments as follows:

                 (i) (*) upon the one-year anniversary of the effective date of this Agreement, provided that this Agreement has not been terminated pursuant to
Section 6.2 hereof;

                 (ii) (*) upon the filing of an IND for a LICENSED PRODUCT with the U.S. Food and Drug Administration; and



* Confidential Treatment Requested

                 (iii)(*) upon initiation of Phase III clinical trials of a LICENSED PRODUCT in the United States;



             (c) A running royalty of (*********) of NET SALES for LICENSED PRODUCTS; provided, however, that (*************) in lieu of any obligation, express or implied, to develop and commercialize any LICENSED PRODUCT within the scope of this Agreement, in the event that LICENSEE in its sole discretion determines to market one or more exendin or exendin analog products that do not fall within the scope of one or more subsisting and unexpired claims of any patent included within PATENT RIGHTS (an "ALTERNATIVE EXENDIN PRODUCT") instead of a LICENSED PRODUCT, LICENSOR (***********************************************

********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
**************************).  LICENSEE will be responsible to
LICENSOR for the payment of any running royalty (*******************************

************) with respect to sales made by a sublicensee of said LICENSED PRODUCT or said first ALTERNATIVE EXENDIN PRODUCT as though they were made by LICENSEE. Only a single royalty shall be paid with respect to any LICENSED PRODUCT regardless of the number of claims or the number of patents within Patent Rights that may cover said LICENSED PRODUCT. No payments will be owed by LICENSEE to LICENSOR by reason of the marketing of any ALTERNATIVE EXENDIN PRODUCT other than the above-referenced first-marketed ALTERNATIVE EXENDIN PRODUCT.

         6.2 Concurrently herewith, and in further view of the lack of any obligation of LICENSEE to develop and commercialize any LICENSED PRODUCT within the scope of this Agreement, (*************

********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
********************************************************************************
**.)

* Confidential Treatment Requested

         6.3 During the Term of this Agreement and for one (1) year thereafter, LICENSEE shall keep complete and accurate records of its and its sublicensees' SALES and NET SALES of LICENSED PRODUCTS to enable the royalties payable hereunder to be determined. Upon reasonable notice from LICENSOR and subject to LICENSEE'S ordinary nondisclosure agreement, LICENSEE shall permit LICENSOR or its representatives, at LICENSOR'S expense, to periodically (but not more than once per every 12 months) examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. In the event that the amounts due to LICENSOR are determined to have been underpaid by more than 10%, LICENSEE shall pay the cost of such examination, and accrued interest calculated at 12% per annum.

         6.4 Commencing with the first commercial launch of any LICENSED PRODUCT, within forty-five (45) days after March 31, June 30, September 30, and December 31, LICENSEE shall deliver to LICENSOR a true and accurate report, giving such particulars of the business conducted by LICENSEE and its sublicensee, if any exist, during the preceding three (3) calendar months under this Agreement as are pertinent to an account for payments hereunder. Such report shall include at least (a) the quantities of LICENSED PRODUCT that it has produced; (b) the total SALES, (c) the calculation of royalties thereon; and (d) the total royalties so computed and due LICENSOR. Simultaneously with the delivery of each such report, LICENSEE shall pay to LICENSOR the amount, if any, due for the period of such report. If no payments are due, it shall be so reported. It is understood and agreed that any milestone payment made to LICENSOR hereunder will not in any manner be applied against or used to offset any royalties or any per year payments due.

         6.5 The parties understand and expressly agree that LICENSOR shall have no obligation under this Agreement, express or implied, to undertake to develop or, if developed, to commercialize any LICENSED PRODUCT or any ALTERNATIVE EXENDIN PRODUCT. Nevertheless, upon the request of LICENSOR but not more often than once per calendar year, LICENSEE shall deliver to LICENSOR a brief summary report (subject to confidentiality) as to LICENSEE'S efforts and accomplishments during the preceding year in developing or commercializing any LICENSED PRODUCT or ALTERNATIVE EXENDIN PRODUCT.

         6.6 LICENSEE shall reimburse LICENSOR (*) for all his out-of- pocket expenses thus far incurred in filing, prosecuting, enforcing and maintaining U.S. Patent No. 5,424,286 exclusively licensed hereunder, and shall pay all such future expenses so long as and in such countries as its license remains exclusive.

         6.7 All amounts payable hereunder by LICENSEE shall be payable in United States funds. Checks shall be made payable to Dr. John Eng.

VII.

TERM AND TERMINATION

         7.1 The term of this Agreement shall be perpetual from the Effective Date set forth hereinabove unless terminated pursuant to Section 7.2 below.

         7.2 This Agreement will terminate:

             (a) automatically if LICENSEE shall become bankrupt or insolvent and/or if the business of LICENSEE shall be placed in hand of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise;

             (b) upon one hundred twenty (120) days written notice if any party shall breach or default on any obligation under this Agreement; provided, however, such party may avoid such termination if before the end of such period such party notifies the other parties that such breach has been cured and states the manner of such cure; or,

             (c) upon one hundred twenty (120) days written notice by LICENSEE to LICENSOR.

         7.3 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination. LICENSEE may, after the effective date of such termination, sell all LICENSED PRODUCTS that it may have on hand at the date of termination, provided that it pays any earned royalty thereon that may be due as provided in this Agreement.

         * Confidential Treatment Requested

         7.4 In the event that, by the filing of an action against LICENSOR or otherwise, LICENSEE challenges the scope or validity of a patent or claim of a patent within the PATENT RIGHTS, or challenges whether a product is a LICENSED PRODUCT, such challenge shall not constitute cause for termination within the meaning of Section 7.3 hereof, and LICENSOR shall not have the right to terminate this Agreement as a result of any such challenge. It is understood and agreed that this Agreement shall remain in full force and effect during and throughout any such challenge, and shall remain in full force and effect whether or not LICENSEE withholds from LICENSOR any payments or royalties that LICENSOR believes may be owed.

VIII.

INFRINGEMENT BY THIRD PARTIES

         8.1 LICENSEE shall have the exclusive right, but not the obligation, at its sole expense, to initiate, prosecute, and control any action or suit, or otherwise proceed, against others who in its judgment have committed or are committing acts of infringement of any patent licensed hereunder. In the event of the initiation by LICENSEE of any such action, suit, or proceeding for infringement, which shall be within the sole discretion of LICENSEE, LICENSEE shall be entitled to retain any recovery obtained as a result thereof. At LICENSEE'S reasonable cost and expense, LICENSOR shall agree to be joined by as a party with LICENSEE in any such action, suit, or other proceeding, and shall give all reasonable assistance and authority to LICENSEE to control, file and prosecute any such action, suit, or other proceeding as necessary.

         8.2 In any such action, suit or other proceeding, LICENSOR shall cooperate fully, and upon the request of LICENSEE, LICENSOR shall make available to LICENSEE at reasonable times and under appropriate conditions all relevant information, including records, papers, samples, specimens, and the like which are in his possession or control.

IX.

ASSIGNMENT

         9.1 Except in connection with the sale of LICENSEE'S business (by sale of assets, sale of stock, merger, or otherwise) this Agreement may not be assigned by LICENSEE without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld or delayed. This Agreement may not be assigned by LICENSOR.

X.

PATENT MARKING

         10.1 LICENSEE agrees to mark permanently and legibly all products and documentation manufactured or sold by it under this Agreement with such patent notice as may be permitted or required under Title 35, United States Code.

XI.

INDEMNIFICATION

         11.1 LICENSEE shall hold harmless and indemnify LICENSOR from and against those damages finally awarded a third party in respect of any claims, demand, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE or its directors, officers, employees, agents or representatives, except to the extent caused by the technology or intellectual property as licensed to LICENSEE under this Agreement, or by the negligence, recklessness or willful misconduct of LICENSOR for which LICENSOR, to the extent authorized under the constitution and laws of the State of California, shall similarly hold harmless and indemnify LICENSEE, its directors, officers, employees, agents or representatives.

         11.2 In the event of any infringement or asserted infringement by LICENSEE of any third party's intellectual property (collectively, "Alleged Third Party Rights") by reason of the manufacture, import, use, sale or offer for sale of any LICENSED PRODUCT, LICENSOR shall cooperate in good faith with LICENSEE and on a mutual and reasonable basis:

              (a) To negotiate and settle any dispute with any such third party concerning the Alleged Third Party Rights, and otherwise resolve any such infringement or alleged infringement and secure LICENSEE'S continued rights to the Alleged Third Party Rights, if necessary or desirable; and

              (b) To make a reasonable and equitable adjustment, if any, to the royalties paid or otherwise due under this Agreement in respect of licenses or other rights obtained by LICENSEE from third parties under such Alleged Third Party Rights in order for LICENSEE to continue to exercise rights granted under this Agreement.

         11.3 In no event shall any party to this Agreement be liable for indirect, consequential or similar damages, even if advised of the possibility of such liability.

XII.

CONFIDENTIAL INFORMATION

         12.1 LICENSOR and LICENSEE each agree that all information disclosed to one by the other in connection with this Agreement shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient party by a third party having the right to disclose it, (d) was already known by the recipient party at the time of disclosure, (e) was independently developed or (f) is required to be submitted to a government agency pursuant to any preexisting obligation.

         12.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of three (3) years thereafter.

XIII.

PATENTS AND INVENTIONS; SECRECY; PUBLICATIONS

         13.1 Expenses thus far incurred relating to U.S. Patent No. 5,424,286, shall be reimbursed only in accordance with Section 6.6 above.

         13.2 As provided by Section 3.1, LICENSOR will within thirty days of the effective date, and promptly from time to time thereafter, fully disclose and make available to LICENSEE information and discoveries and inventions falling within TECHNOLOGY RIGHTS. If after consultation between LICENSEE and LICENSOR, LICENSEE determines that a patent application should be filed, LICENSEE will prepare and file an appropriate patent application or applications, and LICENSEE will pay all costs of searching, preparing, filing, prosecuting and maintaining same. LICENSEE shall provide LICENSOR with a copy of such applications as well as copies of any documents received or filed during prosecu tion thereof.

         13.3 LICENSOR agrees to cooperate with LICENSEE to whatever extent is necessary to procure, exploit, and enforce patent or other protection of any rights to information and discoveries and inventions falling within TECHNOLOGY RIGHTS, including the preparation and filing of patent applications as set forth hereinabove in Section 13.2, which cooperation shall include but not be limited to communicating to LICENSEE any facts known to LICENSOR concerning such information and discoveries and inventions or testifying in any legal proceedings, signing all documents for applications for patents, including all divisional, continuation and continuation-in-part, reissue, and reexamination applications, and counterpart foreign applications, making all rightful oaths, and all other acts required to assist Licensor in obtaining, maintaining and enforcing proper patent or other protection for such rights in all countries.

         13.4 If LICENSEE notifies LICENSOR that it does not intend to pay the costs of an application in accordance with Section 13.2 above, then LICENSOR may file such application at its own expense and LICENSEE shall have no rights to such invention.

         13.5 LICENSOR agrees to maintain TECHNOLOGY RIGHTS in confidence and, subject to Section 13.4 hereinabove and any obligations that he may have as a result of his employment at the VA Medical Center, to use the same only pursuant to and in the furtherance of this Agreement. While it is understood by the parties that information gained and discoveries and inventions made by LICENSOR that fall within TECHNOLOGY RIGHTS eventually may be disseminated to the scientific community, LICENSOR agrees that he shall not disseminate such information or discoveries or inventions if such dissemination would adversely affect LICENSEE'S opportunities to obtain patent protection for any TECHNOLOGY RIGHTS in the United States or in any foreign countries, or to maintain any TECHNOLOGY RIGHTS as trade secrets. Accordingly, LICENSOR further agrees that he shall not submit information or discoveries or inventions within TECHNOLOGY RIGHTS for publication or publish or present such information or discoveries or inventions unless and until LICENSEE has received a copy of the proposed publication or presentation, and has consented in writing to such publication or presentation.

XIV.

GENERAL

         14.1 This Agreement and the Consulting Agreement of even date herewith constitute the entire and only Agreements between the parties for PATENT RIGHTS and TECHNOLOGY RIGHTS and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

         14.2 Any notice required by this Agreement shall be in writing and shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of LICENSOR to:

                              Dr. John Eng
                              5427 Arlington Avenue
                              Bronx, New York 10471

or in the case of LICENSEE to:

                              Amylin Pharmaceuticals, Inc.
                              9373 Towne Centre Drive
                              San Diego, California 92121
                              ATTENTION: Bradford J. Duft, Esq.


or such other address as may be given from time to time under the terms of this notice provision.

         14.3 LICENSEE shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

         14.4 This Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, except its choice of law provisions.

         14.5 Failure of a party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

         14.6 Headings included herein are for convenience only and shall not be used to construe this Agreement.

         14.7 If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

         14.8 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.



         IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

DR. JOHN ENG                                  AMYLIN PHARMACEUTICALS, INC.


 /s/John Eng                                  By:/s/Bradford J. Duft
-----------------------------------              -------------------------------
                                                 Bradford J. Duft, Esq.
                                                 Vice President and General
                                                 Counsel

EXHIBIT A TO PATENT AND TECHNOLOGY AGREEMENT BETWEEN DR. JOHN ENG
AND AMYLIN PHARMACEUTICALS, INC.


                             C O N F I D E N T I A L


                              CONSULTING AGREEMENT


         The following contains all the items of an at-will consulting agreement between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (the "Company") and Dr. John Eng
("Consultant").

         The nature of the services Consultant will provide as a consultant to the Company, the amount of time committed and Consultant's compensation are set forth in Addendum 1 hereto. In rendering such services to the Company, Consultant shall act as an independent contractor and not as an employee of the Company and shall be free to dispose of such portion of Consultant's entire time, energy and skill as Consultant has not agreed to devote to the Company; provided, that Consultant will not during the term hereof provide to any person or entity any services related to the subject matter or nature of the services to be provided hereunder without the prior express written consent of the Company. The Company or Consultant may terminate this Agreement at any time, with or without cause.

         Consultant understands that as part of the consideration for its retention as a consultant by the Company, it has not brought and will not bring with it to the Company or use in the performance of its responsibilities at the Company any equipment, supplies, facility, or trade secret information of any current or former employer which are not generally available to the public, unless Consultant has obtained written authorization for their possession and use. Consultant also understands that, in its retention as a consultant with the Company, Consultant is not to breach any obligation of confidentiality that it has to any third party, and Consultant agrees that it shall fulfill all such obligations during its retention as consultant with the Company.

         Consultant understand that the Company possesses and will continue to possess information that has been created, discovered or developed by the Company (or that has otherwise become known to the Company) which has commercial value to the Company. This information includes, but is not limited to, (a) information created, discovered, developed, or made known by Consultant or to Consultant arising out of or in connection with its retention as a consultant by the Company, and (b) information in which property rights have been assigned or otherwise conveyed to the Company. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts and customer lists.

         In consideration of its retention as a consultant to the Company, and the compensation received by it from the Company from time to time, Consultant hereby agrees as follows:

         1. All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Consultant hereby assigns to the Company any rights it may have or acquire in all Proprietary Information. At all times during its retention as a consultant by the Company and at all times after termination of such retention as a consultant, Consultant will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the express written consent of the Company, except as may be necessary in the ordinary course of performing its duties as a consultant of the Company.

         2. Consultant agrees that during the period that it is retained as a consultant to the Company, it will not, without the Company's express written consent, engage in any employment or activity (whether as a consultant, advisor or otherwise) in any business competitive with the Company.

         3. All documents, data, records, apparatuses, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by the Company or produced by Consultant or others in connection with its retention as a consultant shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, Consultant shall return and deliver all such property upon termination of its retention as a consultant by itself or by the Company for any reason, and Consultant will not take with it any such property or any reproduction of such property upon such termination.

         4. Consultant agrees that for a period of one year following termination of its retention as a consultant with the Company, it will not solicit or in any manner encourage employees of the Company to leave its employ.

         5. Consultant will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, discoveries, ideas, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during the period of its retention as a consultant which
(a) are within the scope of the consulting services to be provided by Consultant under this Agreement and are related to or useful in the business of the Company, or (b) result from tasks assigned Consultant by the Company, or (c) are funded by the Company, or (d) result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, discoveries, ideas, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "Inventions"). Such disclosure shall continue for one year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.

         6. Consultant agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Consultant hereby assigns to the Company any rights it may have or acquire in all Inventions. Consultant further agrees as to all Inventions to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents on the Inventions in any and all countries, and to that end Consultant will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Consultant's obligation to assist the Company in obtaining and enforcing patents for the Inventions in any and all countries shall continue beyond the termination of its retention as a consultant, but the Company shall compensate Consultant at a reasonable rate commensurate with rates paid by others for comparable services after such termination for time actually spent by Consultant at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure Consultant's signature to any lawful and necessary document required to apply for or execute any patent application with respect to an Invention(s) (including renewals, extensions, continuations, divisionals or continuations in part thereof), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agents and attorneys-in-fact to act for and in Consultant's behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by Consultant.

         7. As a matter of record Consultant has attached hereto as Addendum 2 a complete list of inventions or improvements relevant to the subject matter of Consultant's retention as a consultant by the Company which have been made or conceived or first reduced to practice by Consultant alone or jointly with others prior to its engagement by the Company which Consultant desires to remove from the operation of this Agreement; and Consultant covenants that such list is complete.

         8. Consultant represents that its performance of all the terms of this Agreement and that its retention as a consultant by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to its retention as a consultant by the Company. Consultant has not entered into, and Consultant agrees it will not enter into, any agreement either written or oral in conflict herewith.

         9. Consultant agrees that in addition to any other rights and remedies available to the Company for any breach by Consultant of its obligations hereunder, the Company shall be entitled to enforcement of Consultant's obligations hereunder by court injunction.

         10. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

         11. This Agreement shall be effective as of the first day of Consultant's retention as a consultant by the Company.

         12. The term Company, as used herein, shall include any subsidiary or affiliate of AMYLIN PHARMACEUTICALS, INC.

         13. This Agreement shall be binding upon Consultant, its heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

         14. This Agreement shall be governed by and construed in accordance with the laws of the State of California (except its choice of law rules), and the parties to this Agreement hereby submit to the jurisdiction and venue of the California courts, both state and federal.


Dated: October 1, 1996


AGREED AND ACCEPTED:                     AGREED AND ACCEPTED:

DR. JOHN ENG                             AMYLIN PHARMACEUTICALS, INC.



/s/John Eng                              /s/Bradford J. Duft
---------------------------              ------------------------------
                                         Bradford J. Duft, Esq.
                                         Vice President and General
                                             Counsel

                                   ADDENDUM 1




Nature of Consulting:          Consultant shall consult with and
                               provide services to the Company in
                               the following subject matter:  the
                               chemical, biological, and
                               physiological characteristics of
                               exendins, exendin analogs and
                               agonists, and their use for the
                               treatment of diabetes.  Any
                               activity of Consultant with respect
                               to such subject matter shall be
                               deemed to be in connection with its
                               consulting.

Amount:                        Consultant shall render such
                               services at such times and places
                               as the Company may reasonably
                               request.

Compensation:                  In consideration of the maintenance
                               by Consultant of the terms and
                               conditions of this Agreement,
                               including consultation with and
                               provision of services to the
                               Company in the aforementioned
                               subject matter, Consultant shall be
                               compensated by payment of (*) per
                               diem.  In addition, Consultant
                               shall be reimbursed for reasonable
                               travel expenses incurred in
                               performance of his consulting
                               obligations, provided expenses
                               shall be documented by receipts.

* Confidential Treatment Requested

                                   ADDENDUM 2




Amylin Pharmaceuticals, Inc.
9373 Towne Centre Drive
Suite 250
San Diego, California  92121


Ladies and Gentlemen:

         The following is a complete list of all inventions or improvements or works of authorship relevant to the subject matter of consulting for AMYLIN PHARMACEUTICALS, INC. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to consulting for the Company, and which I desire to remove from the operation of the Consulting Agreement between the Company and myself:


   X      No inventions or improvements.  /s/ J.E. 10/2/96
--------                                --------------------------
                                          Initial and Date

          See below.
--------                                ------------------------
                                        Initial and Date

          Additional sheets attached.
--------                                ------------------------
                                        Initial and Date

EXHIBIT B TO PATENT AND TECHNOLOGY AGREEMENT BETWEEN DR. JOHN ENG AND AMYLIN PHARMACEUTICALS, INC.


                             C O N F I D E N T I A L


                            NONSTATUTORY STOCK OPTION


John Eng, Optionee:

     Amylin Pharmaceuticals, Inc. (the "Company"), pursuant to its 1991 Stock Option Plan (the "Plan") has this day granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The details of your option are as follows:

         1. The total number of shares of Common Stock subject to this option is (*). This option shall become exercisable("vest") as follows: (*) shares subject to this option shall vest as of the date hereof, and an additional (*) shares shall vest on each anniversary of the effective date of the date hereof for the next four (4) years, so long as that certain Patent and Technology License Agreement of even date herewith between the Company and Optionee (the "License Agreement") has not been terminated pursuant to its terms. In the event of any such termination, all further vesting under this option shall cease. In no event shall this option be exercisable with respect to any shares that have not vested pursuant to the terms of this option.

            Notwithstanding the foregoing paragraphs, in the event of the occurrence of a "Change in Control" (defined below) of the Company, then immediately prior to the effective date of such Change in Control, the foregoing vesting schedule shall be accelerated and this option shall become fully vested. For purposes of the preceding paragraph, "Change in Control" is


* Confidential Treatment Requested
defined as any of the following: (i) any merger, acquisition, consolidation, reorganization or other similar transaction pursuant to which the shareholders of the Company immediately prior to such merger, consolidation, reorganization or other similar transaction do not, immediately thereafter, own more than 50% of the outstanding voting securities of the resulting entity or (ii) any liquidation or dissolution of the Company or any sale of all or substantially all of the assets of the Company.

         2. (a) The exercise price of this option is $11.50 per share, being not less than the fair market value of the Common Stock on the date of grant of this option.

            (b) Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                i. Payment of the exercise price per share in cash (including check) at the time of exercise;

                ii. Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock;

                iii. Provided that at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock of the Company, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock of the Company shall be valued at its fair market value (determined in accordance with the Plan) on the date of exercise;

                iv. Payment by a combination of the methods of payment permitted by subparagraph 2(b)(i) through 2(b)(iii) above.

         3. The minimum number of shares with respect to which this option may be exercised at any one time is one hundred (100), except that this minimum shall not apply with respect to the final exercise of this option. In no event may this option be exercised for any number of shares which would require the issuance of anything other than whole shares.

         4. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or , if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

         5. The term of this option commences on the date hereof and, unless sooner terminated as set forth below or in the Plan, terminates on October 1, 2006 (which date shall be no more than ten (10) years from the date this option is granted). In no event may this option be exercised on or after the date on which it terminates. Notwithstanding the foregoing, this option shall terminate prior to the expiration of its term as follows: three (3) months after the effective date of termination of the License Agreement pursuant to its terms.

            However, this option may be exercised following the effective date of such a termination of the License Agreement only as to that number of shares as to which it was exercisable on the effective date of such termination of the License Agreement under the provisions of paragraph 1 of this option.

         6. (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subparagraph 6(f) of the plan.

                (b) By exercising this option you agree that the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of this option; the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or the disposition of shares acquired upon such exercise.

         7. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

         8. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue your services for the Company, or of the Company to continue to retain your services for the Company.

         9. This Stock Option has been granted to you in accordance with the License Agreement of even date herewith, and for which this award of Stock Options constitutes partial payment.

         10. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

         11. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of paragraph 5 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

     Dated the October 1, 1996
                                     Very Truly Yours,

                                     AMYLIN PHARMACEUTICALS, INC.

                                     By /s/Bradford J. Duft
                                        ----------------------------------
                                     Duly authorized on behalf of
                                     the Board of Directors

The undersigned:

         Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

         Acknowledges that the undersigned must execute the Agreement and return it to the Vice President and General Counsel of the Company within fifteen (15) days of the date the Agreement is received or else the grant of Stock Options set forth in the Agreement shall become null and void; and

         Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the following agreements only:

     NONE/s/J.E.
         ---------
         (Initial)

                                           /s/ John Eng
                                           ---------------------------
                                                      Optionee
                                           Address:   5427 Arlington Ave.
                                                      Bronx, New York
                                                      10471